UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street NW
Washington, D.C. 29549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):      March 30, 2006
THE CATO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31340	56-0484485

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

8100 Denmark Road, Charlotte, North Carolina (Address of Principal Executive Offices)	28273-5975 (Zip Code)
(704) 554-8510

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On March 30, 2006, Compensation Committee (the “Committee”) of the Board of Directors of The Cato Corporation (the “Company”) met and took various actions as described below with respect to the compensation of the Company’s named executive officers (as defined in
Item 402(a)(3) of Regulation S-K) (the “NEOs”).
The base salaries of the NEOs were established for the fiscal year ending February 3, 2007 (“Fiscal 2006”), and incentive bonus payments to the NEOs were approved based on the achievement of performance criteria during the Company’s fiscal year ended January 28, 2006 (“Fiscal 2005”). The amounts of these salary and bonus awards are described on Exhibit 99.1 attached hereto and incorporated by reference herein.
Pursuant to the Company’s 2004 Incentive Compensation Plan, the Committee established the performance measures and potential award opportunities for the NEOs for Fiscal 2006. The performance measures for an award is achieving a specified level of net income. Awards under the plan can range from 0% to 150% of base salary for the chief executive officer (Mr. Cato), from 0% to 75% of base salary for each executive vice president (Messrs. Weinstein, Severson and Greer (effective May 1, 2006)) and 60% of base salary for the senior vice president, general merchandise manager of the Cato Division (Ms. Almason) depending on performance on these measures. For the achievement of targeted levels of performance on these measures during Fiscal 2006, the chief executive officer would receive a bonus equal to 150% of base salary, each executive officer would receive a bonus equal to 75% of base salary and the senior vice president, general merchandise manager of the Cato Division would receive a bonus equal to 60% of base salary.
Item 9.01. Financial Statements and Exhibits.
     Exhibits
     Exhibit 99.1 — Salary Determinations and Bonus Awards for Named Executive Officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CATO CORPORATION

April 12, 2006	/s/ John P. D. Cato

Date	John P. D. Cato Chairman, President and Chief Executive Officer

April 12, 2006	/s/ Robert M. Sandler

Date	Robert M. Sandler Senior Vice President Controller

Exhibit Index

Exhibit	Exhibit No.

Salary Determinations and Bonus Awards for Named Executive Officers	99.1

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